MANAGEMENT'S ASSERTION ON COMPLIANCE WITH REGULATION AB CRITERIA

March 1, 2007

SunTrust Bank (the "Asserting Party") is responsible for assessing compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR") for all loans serviced by SunTrust Bank's Commercial Mortgage Finance Group, which consist primarily of non-recourse, fixed rate, long term commercial mortgage loans (the "Platform"), except for the criteria set forth in Sections 1122(d)(l)(ii), 1122(d)(l)(iii), 1122(d)(3)(i)(C), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(vi), 1122(d)(4)(vii), and 1122(d)(4)(xv), which the Asserting Party has determined are not applicable to the servicing activities performed by it with respect to the Platform (the "Applicable Servicing Criteria"). Management's assertion identifies all loans constituting the Platform serviced by the Asserting Party as of and for the year ended December 31,2006.

The Asserting Party used the applicable criteria in paragraph (d) of Title 17, Section 229.1122 of the CFR to assess compliance with the Applicable Servicing Criteria.

The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the twelve month period ending December 31, 2006 (the "Reporting Period"), except as described on Exhibit A hereto.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion..

SUNTRUST BANK

By: /s/ John P. Giegerich
Name: John P. Giegerich
Title: Managing Director

EXHIBIT A

The Asserting Party found the following material noncompliance with the servicing criteria set forth in Regulation AB applicable to the Asserting Party during the Reporting Period:

As required by Item 1122(d)(4)(x)(b) of Regulation AB, interest on escrow funds must be paid, or credited, to obligors in accordance with applicable pool asset documents and state laws. In one instance, out of a sample of 30, the escrow funds were not deposited in an interest bearing account in accordance with the transaction agreement.